Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2020 First Quarter Results

BATON ROUGE, LA (April 23, 2020) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended March 31, 2020. The Company reported net income of $0.6 million, or $0.05 per diluted common share, for the first quarter of 2020, compared to $3.3 million, or $0.32 per diluted common share, for the quarter ended December 31, 2019, and $3.9 million, or $0.40 per diluted common share, for the quarter ended March 31, 2019.
On a non-GAAP basis, core earnings per diluted common share for the first quarter of 2020 were $0.15 compared to $0.39 for the fourth quarter of 2019 and $0.46 for the quarter ended March 31, 2019. Core earnings exclude certain non-operating items including, but not limited to, acquisition expense and gain or loss on the sale of investment securities, net (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).
Economic Environment
The global COVID-19 pandemic and the public health response to minimize its impact have had severe adverse and disruptive effects on economic, financial market and oil market conditions beginning in the latter part of the first quarter of 2020, which were not anticipated at the beginning of the quarter. In response to the pandemic, during March 2020, the Federal Reserve reduced the federal funds rate 150 basis points to 0 to 0.25 percent. Government-mandated closures of businesses and stay-at-home orders have caused steep increases in unemployment and decreases in consumer and business spending. As a result, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), the largest economic stimulus package in the nation’s history, in an effort to lessen the impact of COVID-19 on consumers and businesses. The Bank has participated as a lender in the Small Business Administration’s (“SBA”) and U.S. Department of Treasury’s Paycheck Protection Program (“PPP”) as established by the CARES Act. The PPP was established to provide unsecured low interest rate loans to small businesses that have been impacted by the COVID-19 pandemic. The PPP loans are 100% guaranteed by the SBA. The loans have a fixed interest rate of 1%, payments of interest and principal are deferred for the first six months, and the loan matures two years from origination. PPP loans are forgiven by the SBA (which makes forgiveness payments directly to the lender) to the extent the borrower uses the proceeds of the loan for certain purposes (primarily to fund payroll costs) during the eight-week period following origination and maintains certain employee and compensation levels. Lenders receive processing fees from the SBA for originating the PPP loans which are based on a percentage of the loan amount.
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“In addition to disrupting the global economy, the COVID-19 pandemic is taking a significant human toll, and our hearts go out to all those affected. During this unprecedented time, we are focused on supporting our personnel, their families and our customers, and have enacted business continuity plans so that we can continue to serve our customers while protecting the well-being of our personnel. Our branches remain open and are offering drive-thru services and limited appointments with appropriate safety measures, along with our existing remote banking options. Our bankers have worked hard to formulate options for customers experiencing personal or business difficulties related to COVID-19 and are prepared to support our communities as long as they need us.
During the first quarter of 2020, we experienced decreased earnings compared to prior quarters. The most significant changes are related to the current state of the economy as a result of the COVID-19 pandemic. Statewide stay-at-home orders have been in effect since March 22, 2020 in Louisiana, and since early April in Texas and Alabama. In response to the pandemic and the recessionary market conditions, we recorded an additional $3.5 million provision for loan losses, as well as an $0.8 million decrease in the fair value of our equity securities. We continue to focus on the financial needs of our clients and are providing assistance through payment deferrals and other relief programs, including the SBA Paycheck Protection Program.
While we continue to focus on protecting the safety of our employees, customers, community and shareholders, we are taking steps to position our balance sheet in order to create opportunities for our business in this uncertain economic environment. Our capital levels remain strong, and we continue to focus on the creation of shareholder value. During the quarter, we were successful in lowering our deposit costs and continue to take steps to further reduce deposit costs and transition our deposit mix.
As a community bank, we separate ourselves from others by providing exceptional customer service. This included immediately reaching out to customers, understanding their needs, offering payment deferrals, and assisting with the Paycheck Protection Program. The low interest rate environment has let us take advantage of low rate forward-starting debt swaps as well as offer our customers fixed-to-floating rate swaps. We remain confident that we are taking the necessary steps to position our balance sheet and enhance our capital position to successfully navigate the financial disruption caused by this pandemic.

On February 21, 2020, we completed the acquisition of the Alice and Victoria, Texas branches of PlainsCapital Bank and are excited to welcome the former-PlainsCapital staff and customers to the Investar family. The acquisition of these branches helped grow our balance sheet as we acquired approximately $45.3 million in loans and $37.0 million in deposits.
Although 2020 is presenting unique challenges, we remain committed to long-term shareholder value and providing our customers with exceptional service.”
First Quarter Highlights

•
In response to the COVID-19 pandemic, the Bank instituted a 90-day loan deferral program for affected customers. As of March 31, 2020, the Company had placed approximately $55 million, or 3.2% of the total loan portfolio, on the deferral program. As of April 17, 2020, the Company had placed approximately $439 million on the loan deferral program. Eighty-seven percent of the total loans on the deferral program are secured by real estate with loan-to-value ratios averaging 67%.

•	The Bank recorded an additional $3.5 million in provision for credit losses primarily as a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic.

•	Cost of deposits decreased ten basis points to 1.47% for the quarter ended March 31, 2020 compared to 1.57% for the quarter ended December 31, 2019.

•	Net interest margin improved two basis points to 3.46% for the quarter ended March 31, 2020 compared to 3.44% at December 31, 2019.

•
On February 21, 2020, the Bank completed its previously announced acquisition and assumption of certain assets, deposits and other liabilities associated with the Alice and Victoria, Texas locations of PlainsCapital Bank, a wholly-owned subsidiary of Hilltop Holdings Inc. In connection with the acquisition, the Bank acquired approximately $45.3 million in loans and approximately $37.0 million in deposits. In addition, the Bank acquired substantially all the fixed assets at the branch locations, and assumed the leases for the branch facilities.

•
The Company and Bank remain well capitalized with all capital ratios above the regulatory requirements. The total risk-based capital ratio for the Company and Bank was 14.40% and 12.87%, respectively, at March 31, 2020, compared to 15.02% and 13.03%, respectively, at December 31, 2019.

•
The Company repurchased 326,636 shares of its common stock through its stock repurchase program at an average price of $20.34 during the quarter ended March 31, 2020, leaving 299,698 shares authorized for repurchase under the current stock repurchase plan after the board approved, on March 10, 2020, an additional 300,000 shares for repurchase.

Loans
Total loans were $1.73 billion at March 31, 2020, an increase of $37.8 million, or 2.2%, compared to December 31, 2019, and an increase of $234.9 million, or 15.7%, compared to March 31, 2019. Excluding the loans acquired from PlainsCapital Bank, or $44.5 million at March 31, 2020, total loans decreased $6.7 million, or 0.4%, compared to December 31, 2019. Excluding the loans acquired from Bank of York on November 1, 2019 and PlainsCapital Bank, or $86.2 million at March 31, 2020, total loans increased $190.4 million, or 12.7% compared to March 31, 2019.
We experienced the greatest loan growth in the commercial real estate portfolio for the quarter ended March 31, 2020 as we remain focused on relationship banking and growing our commercial loan portfolios.
At March 31, 2020, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $684.1 million, an increase of $7.9 million, or 1.2%, compared to the business lending portfolio of $676.1 million at December 31, 2019, and an increase of $121.5 million, or 21.6%, compared to the business lending portfolio of $562.6 million at March 31, 2019. The increase in the business lending portfolio, excluding any acquired balances, is mainly attributable to the increased production of our Commercial and Industrial Division.
Consumer loans totaled $28.2 million at March 31, 2020, a decrease of $1.3 million, or 4.3%, compared to $29.4 million at December 31, 2019, and a decrease of $12.0 million, or 29.9%, compared to $40.2 million at March 31, 2019. The decrease in consumer loans is mainly attributable to the scheduled paydowns of the indirect auto lending portfolio and is consistent with our business strategy.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2020	12/31/2019	3/31/2019	$	%	$	%	3/31/2020	3/31/2019
Mortgage loans on real estate
Construction and development	$191,597	$197,797	$171,483	$(6,200)	(3.1)%	$20,114	11.7%	11.1%	11.5%
1-4 Family	328,730	321,489	299,061	7,241	2.3	29,669	9.9	19.0	20.0
Multifamily	61,709	60,617	57,487	1,092	1.8	4,222	7.3	3.6	3.9
Farmland	29,373	27,780	24,457	1,593	5.7	4,916	20.1	1.7	1.6
Commercial real estate
Owner-occupied	370,209	352,324	307,108	17,885	5.1	63,101	20.5	21.4	20.5
Nonowner-occupied	406,145	378,736	339,637	27,409	7.2	66,508	19.6	23.5	22.7
Commercial and industrial	313,850	323,786	255,476	(9,936)	(3.1)	58,374	22.8	18.1	17.1
Consumer	28,181	29,446	40,210	(1,265)	(4.3)	(12,029)	(29.9)	1.6	2.7
Total loans	$1,729,794	$1,691,975	$1,494,919	$37,819	2.2%	$234,875	15.7%	100%	100%
As the COVID-19 pandemic unfolded during the first quarter, the Bank took proactive, strategic steps to reduce certain exposure in construction and development and commercial and industrial loans, particularly to borrowers in the oil and gas industry, which is reflected in the table above.
Our loan portfolio includes loans to businesses in certain industries that may be more significantly affected by the pandemic than others. These loans, including loans related to oil and gas, food services, hospitality, and entertainment, represent approximately 6% of our total loan portfolio at March 31, 2020, as shown below.

Industry	Percentage of Loan Portfolio
Oil and gas	3.2%
Food services	1.8
Hospitality	0.4
Entertainment	0.6
Total	6.0%
Credit Quality
Nonperforming loans were $7.6 million, or 0.44% of total loans, at March 31, 2020, an increase of $1.3 million compared to $6.3 million, or 0.37% of total loans, at December 31, 2019, and an increase of $1.6 million compared to $6.0 million, or 0.40% of total loans, at March 31, 2019. Included in nonperforming loans are acquired loans with a balance of $5.0 million at March 31, 2020, or 66% of nonperforming loans.
The allowance for loan losses was $14.2 million, or 188.4% and 0.82% of nonperforming and total loans, respectively, at March 31, 2020, compared to $10.7 million, or 171.1% and 0.63%, respectively, at December 31, 2019, and $9.6 million, or 159.9% and 0.64%, respectively, at March 31, 2019.
The provision for loan losses was $3.8 million for the quarter ended March 31, 2020 compared to $0.7 million and $0.3 million for the quarters ended December 31, 2019 and March 31, 2019, respectively. Additional provision for loan losses of $3.5 million was recorded in the first quarter of 2020 primarily as a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic. Although we have not yet experienced loan losses directly related to the pandemic, the Company continues to assess the impact the pandemic may have on its loan portfolio to determine the need for additional reserves.
Excluding the impact of the additional provision recorded, the changes in the provision for loan losses compared to the quarters ended December 31, 2019 and March 31, 2019, are primarily attributable to the changes in incremental loan growth, excluding acquired loan balances, as credit quality and other factors impacting our allowance and related provision were relatively unchanged period over period.

Loan Deferral Program
In response to the COVID-19 pandemic, the Company instituted a 90-day loan deferral program for customers who are impacted by the pandemic. As of March 31, 2020, the Company placed approximately $55 million, or 3.2% of the total loan portfolio, on a 90-day deferral plan. As of April 17, 2020, the Company had placed approximately $439 million on the loan deferral program, of which 87% are secured by real estate with loan-to-value ratios averaging 67%. Of the loans participating in the deferral program, 72% have deferrals of principal and interest, 14% have deferrals of principal only, and 14% have deferrals of interest only.
Deposits
Total deposits at March 31, 2020 were $1.73 billion, an increase of $21.1 million, or 1.2%, compared to December 31, 2019, and an increase of $196.0 million, or 12.8%, compared to March 31, 2019. The Company acquired approximately $37.0 million in deposits from PlainsCapital Bank in the first quarter of 2020 and $84.8 million in deposits from Bank of York in the fourth quarter of 2019. The remaining increase compared to March 31, 2019 is due to organic growth. Excluding deposits acquired from PlainsCapital Bank, deposits decreased $15.9 million, or 0.9%, compared to December 31, 2019.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	3/31/2020	12/31/2019	3/31/2019	$	%	$	%	3/31/2020	3/31/2019
Noninterest-bearing demand deposits	$339,379	$351,905	$285,811	$(12,526)	(3.6)%	$53,568	18.7%	19.6%	18.6%
Interest-bearing demand deposits	378,787	335,478	333,434	43,309	12.9	45,353	13.6	21.9	21.8
Money market deposit accounts	197,703	198,999	188,373	(1,296)	(0.7)	9,330	5.0	11.4	12.3
Savings accounts	118,193	115,324	114,631	2,869	2.5	3,562	3.1	6.9	7.5
Time deposits	694,764	706,000	610,544	(11,236)	(1.6)	84,220	13.8	40.2	39.8
Total deposits	$1,728,826	$1,707,706	$1,532,793	$21,120	1.2%	$196,033	12.8%	100.0%	100.0%
As the state of the economy and financial markets deteriorated during the first quarter of 2020 in response to the global pandemic, customers desired increased security of funds and transferred holdings into fully-insured checking accounts, or our Assured Checking product, shown in interest-bearing demand deposits in the table above. A portion of the increase in interest-bearing demand deposits resulted from existing customers moving funds out of noninterest-bearing demand deposit accounts.
Management also made a strategic decision to either reprice or run-off higher yielding time deposits during the first quarter, which contributed to our decreased cost of deposits compared to the quarter ended December 31, 2019.
Net Income
Net income for the quarter ended March 31, 2020 was $0.6 million, a decrease of $2.7 million, or 81.8%, compared to $3.3 million for the quarter ended December 31, 2019 and a decrease of $3.3 million, or 84.5%, compared to the quarter ended March 31, 2019. The primary drivers of the decrease in net income are related to the state of the economy and financial markets at March 31, 2020. As discussed above, an additional provision for loan losses of $3.5 million was recorded in response to the COVID-19 pandemic, and, as shown on the consolidated statement of income for the quarter ended March 31, 2020, the fair value of equity securities decreased by $0.8 million due to the condition of the financial markets.
The table below shows the Company’s income before the effects of the provision for loan losses, change in the fair value of equity securities and income tax expense.

	For the quarter ended
	3/31/2020	12/31/2019	3/31/2019	Linked Quarter	Year/Year
Net interest income after provision for loan losses	$13,575	$16,229	$14,891	$(2,654)	$(1,316)
Add: Provision for loan losses	3,760	736	265
Noninterest income	1,089	1,575	1,281	(486)	(192)
Less: Change in fair value of equity securities	(826)	121	180
Adjusted noninterest income*	1,915	1,454	1,101	461	814
Total noninterest expense	13,907	13,629	11,303	278	2,604
Income before provision for loan losses, change in the fair value of equity securities and income tax expense*	$5,343	$4,790	$4,954	$553	$389
*Non-GAAP measure
Net Interest Income
Net interest income for the first quarter of 2020 totaled $17.3 million, an increase of $0.4 million, or 2.2%, compared to the fourth quarter of 2019, and an increase of $2.2 million, or 14.4%, compared to the first quarter of 2019. Included in net interest income for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019 is $0.3 million, $0.2 million and $0.4 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended March 31, 2020 and December 31, 2019 are interest recoveries of $5,000 and $56,400, respectively, on acquired loans.
The Company’s net interest margin was 3.46% for the quarter ended March 31, 2020 compared to 3.44% for the quarter ended December 31, 2019 and 3.53% for the quarter ended March 31, 2019. The yield on interest-earning assets was 4.71% for the quarter ended March 31, 2020 compared to 4.77% for the quarter ended December 31, 2019 and 4.81% for the quarter ended March 31, 2019. The decrease in the yield on interest-earning assets compared to the quarter ended December 31, 2019 was driven by a $0.1 million decrease in interest accretion and lower loan yields, as well as an eight basis point decrease in the yield on investment securities.
The increase in net interest margin for the quarter ended March 31, 2020 compared to the quarter ended December 31, 2019 was driven by the improvement in our cost of funds. The decrease in net interest margin for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019 was driven by an increase in the cost of funds required to fund the increase in assets with a lower yield.
Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as interest recoveries of $5,000 and $56,400 in the quarters ended March 31, 2020 and December 31, 2019, respectively, adjusted net interest margin improved two basis points to 3.41% for the quarter ended March 31, 2020 compared to 3.39% for the quarter ended December 31, 2019, and decreased compared to 3.43% for the quarter ended March 31, 2019. The adjusted yield on interest-earning assets was 4.66% for the quarter ended March 31, 2020 compared to 4.72% for both the quarters ended December 31, 2019 and March 31, 2019, respectively.
The cost of deposits decreased ten basis points to 1.47% for the quarter ended March 31, 2020 compared to 1.57% for the quarter ended December 31, 2019 and increased six basis points compared to 1.41% for the quarter ended March 31, 2019. The decrease in the cost of deposits compared to the quarter ended December 31, 2019 reflects the decrease in rates paid for our interest-bearing demand deposits and time deposits. The increase in the cost of deposits compared to the quarter ended March 31, 2019 resulted from the increase in the volume and rates paid for time deposits.
The overall costs of funds for the quarter ended March 31, 2020 decreased seven basis points to 1.62% compared to 1.69% for the quarter ended December 31, 2019 and increased three basis points compared to 1.59% for the quarter ended March 31, 2019. The decrease in the cost of funds for the quarter ended March 31, 2020 compared to the quarter ended December 31, 2019 resulted from both lower cost of deposits and short-term borrowings. The increase in the cost of funds for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019 is mainly a result of an increase in the cost of deposits, but is also driven by the increased cost of borrowed funds, including the subordinated debt issued in November 2019, used to finance loan and investment activity.

Noninterest Income
Noninterest income for the first quarter of 2020 totaled $1.1 million, a decrease of $0.5 million, or 30.9%, compared to the quarter ended December 31, 2019 and a decrease of $0.2 million, or 15.0%, compared to the first quarter of 2019. The decrease in noninterest income compared to the quarters ended December 31, 2019 and March 31, 2019 is primarily attributable to the decrease in the fair value of equity securities offset by increases in gain on sale of investment securities and other operating income. Other operating income includes, among other things, credit card and ATM fees, derivative fee income, and income in an equity method investment. There was also an increase in service charges on deposit accounts driven by the Bank’s growth since the quarter ended March 31, 2019.
Noninterest Expense
Noninterest expense for the first quarter of 2020 totaled $13.9 million, an increase of $0.3 million, or 2.0%, compared to the fourth quarter of 2019, and an increase of $2.6 million, or 23.0%, compared to the first quarter of 2019.
The increase in noninterest expense for the quarter ended March 31, 2020 compared to the quarter ended December 31, 2019 is mainly attributable to the $0.2 million increase in data processing and the $0.1 million increases in salaries and employee benefits and professional fees. These increases were offset by a decrease in acquisition expense. The increase in data processing fees compared to the quarter ended December 31, 2019 is primarily a result of the two additional branches acquired from PlainsCapital Bank and the maintenance of two core systems as we approach the operational conversion in the second quarter of 2020 of the branches acquired from Bank of York on November 1, 2019.
The increase in noninterest expense for the first quarter of 2020 compared to the first quarter of 2019 is primarily attributable to the $1.5 million and $0.6 million increases in salaries and employee benefits and other operating expenses, respectively. The increase in salaries and employee benefits is mainly attributable to the increased number of employees as a result of our growth, both organically and through acquisition. With the acquisitions of Bank of York and the PlainsCapital Bank branches, which together added four branch locations and related staff, as well as the opening of two de novo branches in the fourth quarter of 2019, the Company had 335 full-time equivalent employees at March 31, 2020, compared to 280 at March 31, 2019. The increase in other operating expenses is also attributable to the Bank’s acquisition activity and de novo branches discussed above.
Taxes
The Company recorded income tax expense of $0.1 million for the quarter ended March 31, 2020, which equates to an effective tax rate of 19.7%, compared to effective tax rates of 20.2% and 19.6% for the quarters ended December 31, 2019 and March 31, 2019, respectively. Management expects the Company’s effective tax rate to approximate 20% in 2020.
Basic and Diluted Earnings Per Common Share
The Company reported basic and diluted earnings per common share of $0.05 for the quarter ended March 31, 2020, a decrease of $0.28 and $0.27 compared to basic and diluted earnings per common share of $0.33 and $0.32 for the quarter ended December 31, 2019, and a decrease of $0.35 compared to basic and diluted earnings per common share of $0.40 for the quarter ended March 31, 2019.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association, a national bank. The Bank currently operates 30 branch locations serving south Louisiana, southeast Texas, and southwest Alabama. At March 31, 2020, the Company had 335 full-time equivalent employees and total assets of $2.2 billion.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. In addition, any of the following matters related to the pandemic may impact our financial results in future periods, and such impacts may be material depending on the length and severity of the pandemic and government and societal responses to it:

•	borrowers may default on loans and economic conditions could deteriorate requiring further increases to the allowance for loan losses;

•	demand for our loans and other banking services, and related income and fees, may be reduced;

•	the value of collateral securing our loans may deteriorate; and

•	lower market interest rates will have an adverse impact on our variable rate loans and reduce our income.
Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the ongoing impacts of the COVID-19 pandemic on economic conditions in general and on the Bank’s markets in particular, and on the Bank’s operations and financial results;

•	ongoing disruptions in the oil and gas industry due to the significant decrease in the price of oil;

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•
our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•
possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	concentration of credit exposure; and

•	the satisfaction of the conditions to closing the pending acquisition of Cheaha Bank and the ability to subsequently integrate it effectively.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”).
For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2020	12/31/2019	3/31/2019	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$23,621	$23,515	$20,686	0.5%	14.2%
Total interest expense	6,286	6,550	5,530	(4.0)	13.7
Net interest income	17,335	16,965	15,156	2.2	14.4
Provision for loan losses	3,760	736	265	410.9	1,318.9
Total noninterest income	1,089	1,575	1,281	(30.9)	(15.0)
Total noninterest expense	13,907	13,629	11,303	2.0	23.0
Income before income taxes	757	4,175	4,869	(81.9)	(84.5)
Income tax expense	149	844	952	(82.3)	(84.3)
Net income	$608	$3,331	$3,917	(81.7)	(84.5)

AVERAGE BALANCE SHEET DATA
Total assets	$2,164,516	$2,101,562	$1,854,191	3.0%	16.7%
Total interest-earning assets	2,010,211	1,955,915	1,743,438	2.8	15.3
Total loans	1,700,006	1,636,477	1,436,798	3.9	18.3
Total interest-bearing deposits	1,371,633	1,344,312	1,183,568	2.0	15.9
Total interest-bearing liabilities	1,559,443	1,537,539	1,413,623	1.4	10.3
Total deposits	1,715,517	1,673,860	1,422,632	2.5	20.6
Total stockholders’ equity	243,614	217,433	189,822	12.0	28.3

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.05	$0.33	$0.40	(84.8)%	(87.5)%
Diluted earnings per common share	0.05	0.32	0.40	(84.4)	(87.5)
Core Earnings(1):
Core basic earnings per common share(1)	0.15	0.40	0.47	(62.5)	(68.1)
Core diluted earnings per common share(1)	0.15	0.39	0.46	(61.5)	(67.4)
Book value per common share	21.32	21.55	20.04	(1.1)	6.4
Tangible book value per common share(1)	18.38	18.79	17.36	(2.2)	5.9
Common shares outstanding	10,940,021	11,228,775	10,129,993	(2.6)	8.0
Weighted average common shares outstanding - basic	11,143,078	10,101,780	9,675,381	10.3	15.2
Weighted average common shares outstanding - diluted	11,211,343	10,219,875	9,770,752	9.7	14.7

PERFORMANCE RATIOS
Return on average assets	0.11%	0.63%	0.86%	(82.5)%	(87.2)%
Core return on average assets(1)	0.32	0.76	0.98	(57.9)	(67.3)
Return on average equity	1.00	6.08	8.37	(83.6)	(88.1)
Core return on average equity(1)	2.82	7.35	9.62	(61.6)	(70.7)
Net interest margin	3.46	3.44	3.53	0.6	(2.0)
Net interest income to average assets	3.21	3.20	3.31	0.3	(3.0)
Noninterest expense to average assets	2.58	2.57	2.47	0.4	4.5
Efficiency ratio(2)	75.48	73.51	68.76	2.7	9.8
Core efficiency ratio(1)	69.05	68.59	63.96	0.7	8.0
Dividend payout ratio	120.00	18.18	13.13	560.1	813.9
Net charge-offs to average loans	0.01	0.02	0.01	(50.0)	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2020	12/31/2019	3/31/2019	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.35%	0.30%	0.40%	16.7%	(12.5)%
Nonperforming loans to total loans	0.44	0.37	0.40	18.9	10.0
Allowance for loan losses to total loans	0.82	0.63	0.64	30.2	28.1
Allowance for loan losses to nonperforming loans	188.35	171.09	159.93	10.1	17.8

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.61%	11.26%	10.35%	(5.8)%	2.5%
Tangible equity to tangible assets(1)	9.28	9.96	9.09	(6.8)	2.1
Tier 1 leverage ratio	9.82	10.45	10.03	(6.0)	(2.1)
Common equity tier 1 capital ratio(2)	10.95	11.67	11.07	(6.2)	(1.1)
Tier 1 capital ratio(2)	11.30	12.03	11.48	(6.1)	(1.6)
Total capital ratio(2)	14.40	15.02	13.23	(4.1)	8.8
Investar Bank:
Tier 1 leverage ratio	10.52	10.77	10.92	(2.3)	(3.7)
Common equity tier 1 capital ratio(2)	12.09	12.43	12.48	(2.7)	(3.1)
Tier 1 capital ratio(2)	12.09	12.43	12.48	(2.7)	(3.1)
Total capital ratio(2)	12.87	13.03	13.09	(1.2)	(1.7)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2020.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2020	December 31, 2019	March 31, 2019
ASSETS
Cash and due from banks	$26,641	$23,769	$22,535
Interest-bearing balances due from other banks	11,854	20,539	47,506
Federal funds sold	47	387	2,362
Cash and cash equivalents	38,542	44,695	72,403

Available for sale securities at fair value (amortized cost of $274,041, $258,104, and $265,981, respectively)	276,281	259,805	264,257
Held to maturity securities at amortized cost (estimated fair value of $14,181, $14,480, and $15,816, respectively)	14,253	14,409	15,816
Loans, net of allowance for loan losses of $14,233, $10,700, and $9,642, respectively	1,715,561	1,681,275	1,485,277
Other equity securities	17,653	19,315	14,392
Bank premises and equipment, net of accumulated depreciation of $13,130, $12,432, and $10,513, respectively	54,573	50,916	45,717
Other real estate owned, net	76	133	1,748
Accrued interest receivable	8,765	7,913	6,377
Deferred tax asset	1,142	—	38
Goodwill and other intangible assets, net	32,211	31,035	27,143
Bank-owned life insurance	32,204	32,014	24,011
Other assets	8,108	7,406	4,715
Total assets	$2,199,369	$2,148,916	$1,961,894

LIABILITIES
Deposits
Noninterest-bearing	$339,379	$351,905	$285,811
Interest-bearing	1,389,447	1,355,801	1,246,982
Total deposits	1,728,826	1,707,706	1,532,793
Advances from Federal Home Loan Bank	167,722	131,600	185,093
Repurchase agreements	3,732	2,995	2,218
Subordinated debt	42,831	42,826	18,227
Junior subordinated debt	5,910	5,897	5,858
Accrued taxes and other liabilities	17,076	15,916	14,691
Total liabilities	1,966,097	1,906,940	1,758,880

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,940,021, 11,228,775, and 10,129,993 shares outstanding, respectively	10,940	11,229	10,130
Surplus	162,380	168,658	144,813
Retained earnings	60,146	60,198	49,104
Accumulated other comprehensive (loss) income	(194)	1,891	(1,033)
Total stockholders’ equity	233,272	241,976	203,014
Total liabilities and stockholders’ equity	$2,199,369	$2,148,916	$1,961,894

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
INTEREST INCOME
Interest and fees on loans	$21,669	$21,333	$18,544
Interest on investment securities	1,695	1,743	1,926
Other interest income	257	439	216
Total interest income	23,621	23,515	20,686

INTEREST EXPENSE
Interest on deposits	5,032	5,319	4,106
Interest on borrowings	1,254	1,231	1,424
Total interest expense	6,286	6,550	5,530
Net interest income	17,335	16,965	15,156

Provision for loan losses	3,760	736	265
Net interest income after provision for loan losses	13,575	16,229	14,891

NONINTEREST INCOME
Service charges on deposit accounts	571	544	400
Gain on sale of investment securities, net	172	33	2
Gain (loss) on sale of other real estate owned, net	26	(17)	5
Servicing fees and fee income on serviced loans	120	121	180
Interchange fees	295	289	240
Income from bank owned life insurance	190	195	152
Change in the fair value of equity securities	(826)	121	172
Other operating income	541	289	130
Total noninterest income	1,089	1,575	1,281
Income before noninterest expense	14,664	17,804	16,172

NONINTEREST EXPENSE
Depreciation and amortization	1,033	943	764
Salaries and employee benefits	7,953	7,826	6,415
Occupancy	531	524	414
Data processing	693	505	536
Marketing	32	55	51
Professional fees	394	249	305
Acquisition expenses	751	1,008	905
Other operating expenses	2,520	2,519	1,913
Total noninterest expense	13,907	13,629	11,303
Income before income tax expense	757	4,175	4,869
Income tax expense	149	844	952
Net income	$608	$3,331	$3,917

EARNINGS PER SHARE
Basic earnings per common share	$0.05	$0.33	$0.40
Diluted earnings per common share	$0.05	$0.32	$0.40
Cash dividends declared per common share	$0.06	$0.06	$0.05

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,700,006	$21,669	5.11%	$1,636,477	$21,333	5.17%	$1,436,798	$18,544	5.23%
Securities:
Taxable	249,581	1,510	2.43	241,471	1,546	2.54	243,065	1,729	2.88
Tax-exempt	28,258	185	2.62	31,561	197	2.48	32,325	197	2.47
Interest-bearing balances with banks	32,366	257	3.18	46,406	439	3.75	31,250	216	2.80
Total interest-earning assets	2,010,211	23,621	4.71	1,955,915	23,515	4.77	1,743,438	20,686	4.81
Cash and due from banks	26,560			25,118			20,150
Intangible assets	31,299			29,313			22,301
Other assets	107,190			101,694			77,867
Allowance for loan losses	(10,744)			(10,478)			(9,565)
Total assets	$2,164,516			$2,101,562			$1,854,191

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$556,541	$1,203	0.87	$524,444	$1,264	0.96	$504,123	$1,353	1.09
Savings deposits	117,153	129	0.44	114,668	128	0.44	104,503	119	0.46
Time deposits	697,939	3,700	2.13	705,200	3,927	2.21	574,942	2,634	1.86
Total interest-bearing deposits	1,371,633	5,032	1.47	1,344,312	5,319	1.57	1,183,568	4,106	1.41
Short-term borrowings	57,563	191	1.33	74,355	306	1.63	135,894	733	2.19
Long-term debt	130,247	1,063	3.28	118,872	925	3.09	94,161	691	2.98
Total interest-bearing liabilities	1,559,443	6,286	1.62	1,537,539	6,550	1.69	1,413,623	5,530	1.59
Noninterest-bearing deposits	343,884			329,548			239,064
Other liabilities	17,575			17,042			11,682
Stockholders’ equity	243,614			217,433			189,822
Total liability and stockholders’ equity	$2,164,516			$2,101,562			$1,854,191
Net interest income/net interest margin		$17,335	3.46%		$16,965	3.44%		$15,156	3.53%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2020	December 31, 2019	March 31, 2019
Tangible common equity
Total stockholders’ equity	$233,272	$241,976	$203,014
Adjustments:
Goodwill	27,391	26,132	22,489
Core deposit intangible	4,720	4,803	4,554
Trademark intangible	100	100	100
Tangible common equity	$201,061	$210,941	$175,871
Tangible assets
Total assets	$2,199,369	$2,148,916	$1,961,894
Adjustments:
Goodwill	27,391	26,132	22,489
Core deposit intangible	4,720	4,803	4,554
Trademark intangible	100	100	100
Tangible assets	$2,167,158	$2,117,881	$1,934,751

Common shares outstanding	10,940,021	11,228,775	10,129,993
Tangible equity to tangible assets	9.28%	9.96%	9.09%
Book value per common share	$21.32	$21.55	$20.04
Tangible book value per common share	18.38	18.79	17.36

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		3/31/2020	12/31/2019	3/31/2019
Net interest income	(a)	$17,335	$16,965	$15,156
Provision for loan losses		3,760	736	265
Net interest income after provision for loan losses		13,575	16,229	14,891

Noninterest income	(b)	1,089	1,575	1,281
Gain on sale of investment securities, net		(172)	(33)	(2)
(Gain) loss on sale of other real estate owned, net		(26)	17	(5)
Change in the fair value of equity securities		826	(121)	(172)
Core noninterest income	(d)	1,717	1,438	1,102

Core earnings before noninterest expense		15,292	17,667	15,993

Total noninterest expense	(c)	13,907	13,629	11,303
Acquisition expense		(751)	(1,007)	(905)
Core noninterest expense	(f)	13,156	12,622	10,398

Core earnings before income tax expense		2,136	5,045	5,595
Core income tax expense(1)		421	1,019	1,094
Core earnings		$1,715	$4,026	$4,501

Core basic earnings per common share		0.15	0.40	0.47

Diluted earnings per common share (GAAP)		$0.05	$0.32	$0.40
Gain on sale of investment securities, net		(0.01)	—	—
(Gain) loss on sale of other real estate owned, net		—	—	—
Change in the fair value of equity securities		0.06	(0.01)	(0.01)
Acquisition expense		0.05	0.08	0.07
Core diluted earnings per common share		$0.15	$0.39	$0.46

Efficiency ratio	(c) / (a+b)	75.48%	73.51%	68.76%
Core efficiency ratio	(f) / (a+d)	69.05%	68.59%	63.96%
Core return on average assets(2)		0.32%	0.76%	0.98%
Core return on average equity(2)		2.82%	7.35%	9.62%
Total average assets		$2,164,516	$2,101,562	$1,854,191
Total average stockholders’ equity		243,614	217,433	189,822

(1)Core income tax expense is calculated using the effective tax rates of 19.7%, 20.2% and 19.6% for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.